UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2014

Alternative Energy & Environmental Solutions, Inc.

(Exact name of registrant as specified in charter)

Nevada	333-170118	27-2830681
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employee Identification No.)

100 Europa Drive Chapel Hill, NC	27517
(Address of principal executive offices)	(Zip Code)

919-933-2720

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01 Changes in Control of Registrant.

On August 1, 2014, Alternative Energy and Environmental Solutions, Inc. (the “Company”) entered into an Employment Agreement (the “Agreement”) with Richard Johnson, a member of the board of directors (the “Board”), for Mr. Johnson to serve as the Chief Executive Officer, President, and Chief Financial Officer of the Company. Pursuant to the Agreement and in consideration for his services as the sole officer of the Company, the Company immediately issued 25 million shares of the Company’s common stock to Mr. Johnson (“Common Stock Issuance”). The Company now has 43,077,550 shares of its common stock issued and outstanding of which Mr. Johnson has control of 58.03% giving him control of the Company. In addition, pursuant to the Agreement, Mr. Johnson is to be paid $240,000 in base salary per year and, once a Certificate of Designation of “Series A Preferred Stock” is filed with the Secretary of State of the State of Nevada, Mr. Johnson will be issued shares of the Company’s Series A Series Preferred Stock.

The foregoing description of the terms of the Employment Agreement is qualified in its entirety by reference to the provisions of the agreement filed as Exhibit 10.1 to this Report, which is incorporated by reference herein.

Linda Hiatt and Peter Coker previously shared control of the Company with their combined ownership of over 80% of the Company’s issued and outstanding common stock.

The Company does not know of any arrangements, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 10, 2014, Mr. Allen Sharpe submitted to the Company a resignation letter pursuant to which he resigned from his position as a member of the Board. Mr. Sharpe did not resign as the result of any disagreement with the Company on any matter relating to its operation, policies (including accounting or financial policies), or practices.

On August 1, 2014, Mr. Peter Coker submitted to the Company a resignation letter pursuant to which he resigned from his position as the Company’s sole officer. Mr. Coker did not resign as the result of any disagreement with the Company on any matter relating to its operation, policies (including accounting or financial policies), or practices. Mr. Coker remains a member of the Board.

On August 1, 2014, the Board unanimously appointed Richard Johnson, a current member of the Board, as Chairman of the Board and the Company’s Chief Executive Officer, President, and Chief Financial Officer. Mr. Johnson is the Company’s sole officer. Mr. Johnson was not selected as an officer pursuant to any arrangement or understanding between Mr. Johnson and any other person.

Richard Johnson, 63, has been the owner of RMJ Consulting, Inc., a public relations, marketing, and business development company, since 1987. In 1986, Mr. Johnson was the marketing director for the first major financial trade show in Houston, Texas. From 1984 to 1986, Mr. Johnson was the sales and liquidation manager for Natchez Steel Corp. where he supervised a 12 person sales team in the liquidation of two locations’ inventories. From 1973 to 1984, Mr. Johnson was in operations, sales, and sales management for another steel company, All States Steel Corp. Prior to his positions in the steel industry, from 1969 to 1973, Mr. Johnson was an Assistant Operations Manager for Merrill Lynch. Mr. Johnson majored in business while attending Georgia State University.

On August 1, 2014, the Board unanimously appointed Peter Bianchi as a member of the Board bringing the number of members of the Board to three. Mr. Bianchi will hold office until the next annual general meeting of our shareholders or until removed from office in accordance with the Company’s bylaws. Mr. Bianchi was not selected as a director pursuant to any arrangement or understanding between Mr. Bianchi and any other person.

Family Relationships

There are no family relationships between any of the Company’s directors or officers and Mr. Johnson. There are no family relationships between any of the Company’s directors or officers and Mr. Bianchi.

Related Party Transactions

With regard to both Mr. Johnson and Mr. Bianchi, there are no related party transactions reportable under Item 404(a) of Regulation S-K.

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Material Plans, Contracts, or Arrangements

As of the date of this Report, there has not been any material plan, contract or arrangement (whether or not written) to which any of our officers or directors are a party in connection with their appointments as officers or directors of the Company.

Material Compensatory Plans, Contracts, or Arrangements

Reference is made to the disclosure regarding the Employment Agreement between Mr. Johnson and the Company set forth under Item 5.01 of this Report, which disclosure is incorporated herein by reference.

Item 8.01 Other Events.

In connection with the appointments and resignations discussed under Items 5.01 and 5.02, the Board voted to change the name of the company to Unique Growing Solutions, Inc. following the fulfillment of regulatory requirements. The Company intends to change its business operations to that of a sales and leasing concern catering to the greenhouse agricultural industry. Unique growing Solutions, Inc. intends to focus on the organic and natural food industry as well as the emerging cannabis sector.

On August 8, 2014, the Company issued a press release regarding its name change and change in business operations. A copy of the press release of the Company is included as Exhibit 99.1 of this Report and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Employment Agreement with Richard Johnson, dated August 1, 2014.

99.1	Press Release of Alternative Energy & Environmental Solutions, Inc., dated August 8, 2014.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized

ALTERNATIVE ENERGY & ENVIRONMENTAL SOLUTIONS, INC.

DATED: August 8, 2014	By:	/s/ Richard Johnson
Richard Johnson
President, Chief Executive Officer, and Chief Financial Officer

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